Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco Realty Realizes Additional Value from Albertsons Investment

– Receives $71 Million from Albertsons IPO –

– Proceeds Primarily Targeted for Debt Reduction –

– Remaining Ownership Interest in Albertsons Valued at $627 Million –

JERICHO, New York, June 30, 2020 - Kimco Realty Corp. (NYSE: KIM), one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets, today announced that it received approximately $71.4 million from its investment in Albertsons Companies, Inc. (NYSE: ACI) (Albertsons) upon the closing of its initial public offering (IPO). Kimco intends to use its share of proceeds to primarily reduce debt.

During the second quarter, Kimco expects to recognize a pre-tax gain in the range of $55 million to $65 million from the sale of its Albertsons shares during the IPO. This gain is in addition to the previously announced $125 million to $135 million gain the company will recognize from Albertsons repurchasing of common stock from existing shareholders in conjunction with its recent sale of convertible preferred stock.

The company’s remaining ownership interest in Albertsons is valued at approximately $628.2 million based on the remaining 39.8 million shares of Albertsons common stock it holds. Kimco will recognize a gain of approximately $524.7 million on the mark-to-market of its remaining investment in Albertsons based on today’s closing share price. There will be no impact to the company’s funds from operations (FFO) from the gains related to these transaction as well as on the mark-to-market of the remaining Albertsons stock held by Kimco.

Since its initial investment in Albertsons in 2006, Kimco has invested a total of approximately $207 million while realizing a total of approximately $569 million in proceeds.

“The Albertsons IPO is another validation of Kimco’s unique ability to identify value-creating opportunities in the retail real estate space,” stated Conor Flynn, Kimco’s Chief Executive Officer. “The immediate monetization from the IPO together with our continued investment in ACI will fortify our balance sheet and advance our long-term growth objectives.”

About Kimco

Kimco Realty Corp. (NYSE:KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets. As of March 31, 2020, the company owned interests in 401 U.S. shopping centers and mixed-use assets comprising 70 million square feet of gross leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 60 years. For further information, please visit www.kimcorealty.com, the company’s blog at blog.kimcorealty.com, or follow Kimco on Twitter at www.twitter.com/kimcorealty.

The company announces material information to its investors using the company’s investor relations website (investors.kimcorealty.com), SEC filings, press releases, public conference calls, and webcasts. The company also uses social media to communicate with its investors and the public, and the information the company posts on social media may be deemed material information. Therefore, the company encourages investors, the media, and others interested in the company to review the information that it posts on the company’s blog (blog.kimcorealty.com) and social media channels, including Facebook (www.facebook.com/kimcorealty), Twitter (www.twitter.com/kimcorealty), YouTube (www.youtube.com/kimcorealty) and LinkedIn (www.linkedin.com/company/kimco-realty-corporation). The list of social media channels that the company uses may be updated on its investor relations website from time to time.

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Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) pandemics or other health crises, such as coronavirus disease 2019 (COVID-19), (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common and preferred stock and the company’s ability to pay dividends at current levels, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges,(xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity and (xvi) inability of the parties to satisfy certain closing conditions. Additional information concerning factors that could cause actual results to differ materially from those forward- looking statements is contained from time to time in the company’s Securities and Exchange Commission (“SEC”) filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:
David F. Bujnicki
Senior Vice President, Investor Relations and Strategy

Kimco Realty Corporation
1-866-831-4297

dbujnicki@kimcorealty.com

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